RECEIVABLES PURCHASE AGREEMENT

Dated as of June 10, 1999

Among

WITCO FUNDING CORPORATION

as the Seller

and

CIESCO L.P.

as the Investor

and

CITIBANK, N.A.

as the initial Bank

and

CITICORP NORTH AMERICA, INC.

as the Agent

and

WITCO CORPORATION

as Collection Agent and Originator



TABLE OF CONTENTS
                                                            Page

PRELIMINARY STATEMENT                                         1
ARTICLE I      DEFINITIONS                                    1
SECTION 1.01.  Certain Defined Terms                          1
SECTION 1.02.  Other Terms                                    20
ARTICLE II     AMOUNTS AND TERMS OF THE PURCHASES             21
SECTION 2.01.  Purchase Facility                              21
SECTION 2.02.  Making Purchases                               21
SECTION 2.03.  Receivable Interest Computation                22
SECTION 2.04.  Settlement Procedures                          22
SECTION 2.05.  Fees                                           25
SECTION 2.06.  Payments and Computations, Etc.                25
SECTION 2.07.  Dividing or Combining Receivable Interests     26
SECTION 2.08.  Increased Costs                                26
SECTION 2.09.  Additional Yield on Receivable Interests
               Bearing a Eurodollar Rate                      27
SECTION 2.10.  Intention of the Parties.                      27
ARTICLE III    CONDITIONS OF PURCHASES                        28
SECTION 3.01.  Conditions Precedent to Initial Purchase       28
SECTION 3.02.  Conditions Precedent to All Purchases and
               Reinvestments.                                 29
ARTICLE IV     REPRESENTATIONS AND WARRANTIES                 30
SECTION 4.01.  Representations and Warranties of the Seller   30
SECTION 4.02.  Representations and Warranties of the Collection
               Agent                                          33
ARTICLE V      COVENANTS                                      34
SECTION 5.01.  Covenants of the Seller                        34
SECTION 5.02.  Covenant of the Seller and the Originator      40
SECTION 5.03.  Post Closing Opinion                           41
ARTICLE VI     ADMINISTRATION AND COLLECTION
               OF POOL RECEIVABLES                            41
SECTION 6.01.  Designation of Collection Agent                41
SECTION 6.02.  Duties of Collection Agent                     41
SECTION 6.03.  Certain Rights of the Agent                    43
SECTION 6.04.  Rights and Remedies                            44
SECTION 6.05.  Further Actions Evidencing Purchases           44
SECTION 6.06.  Covenants of the Collection Agent and the
               Originator                                     44
SECTION 6.07.  Indemnities by the Collection Agent            45
ARTICLE VII    EVENTS OF TERMINATION                          46
SECTION 7.01.  Events of Termination                          46
ARTICLE VIII   THE AGENT                                      49
SECTION 8.01.  Authorization and Action                       49
SECTION 8.02.  Agent's Reliance, Etc                          49
SECTION 8.03.  CNAI and Affiliates                            50
SECTION 8.04.  Bank's Purchase Decision                       50
ARTICLE IX     INDEMNIFICATION                                50
SECTION 9.01.  Indemnities by the Seller                      50
ARTICLE X      MISCELLANEOUS                                  52
SECTION 10.01. Amendments, Etc                                52
SECTION 10.02. Notices, Etc                                   53
SECTION 10.03. Assignability                                  53
SECTION 10.04. Costs, Expenses and Taxes                      54
SECTION 10.05. No Proceedings                                 55
SECTION 10.06. Confidentiality                                55
SECTION 10.07. GOVERNING LAW                                  56
SECTION 10.08. Execution in Counterparts                      56
SECTION 10.09. Survival of Termination                        56

SCHEDULES
SCHEDULE I     -     Lock-Box Banks
SCHEDULE II    -     Credit and Collection Policy


ANNEXES

ANNEX A        -     Form of Seller Report
ANNEX B-1      -     Form of Control Agreement for Designated
                     Accounts
ANNEX B-2      -     Form of Lock-Box Agreement for all other
                     Lock-Box Accounts
ANNEX C        -     Form of Opinion of Cravath, Swaine & Moore,
                     special counsel to the  Seller and the
                     Originator
ANNEX D        -     Assignment and Acceptance
ANNEX E        -     Form of OPA Assignment
ANNEX F        -     Form of Funds Transfer Letter



RECEIVABLES PURCHASE AGREEMENT

Dated as of June 10, 1999

          WITCO FUNDING CORPORATION, a Delaware corporation (the "Seller"), CIESCO L.P., a New York limited partnership, CITIBANK, N.A. a national banking association ("Citibank"), and CITICORP NORTH AMERICA, INC., a Delaware corporation ("CNAI"), as agent (the "Agent") for the Investors and the Banks (as defined herein), and WITCO CORPORATION, a Delaware corporation, as Collection Agent and Originator, agree as follows:

          PRELIMINARY STATEMENT. The Seller has acquired, and may continue to acquire Receivables from the Originator (as hereinafter defined), either by purchase or by contribution to the capital of the Seller, as determined from time to time by the Seller and the Originator. The Seller is prepared to sell undivided fractional ownership interests (referred to herein as "Receivable Interests") in the Receivables. Ciesco may, in its sole discretion, purchase such Receivable Interests, and Citibank and the other Banks from time to time, if any, are prepared to purchase such Receivable Interests, in each case on the terms set forth herein. Accordingly, the parties agree as follows:


ARTICLE I

DEFINITIONS

     SECTION 1.01.  Certain Defined Terms.  As used in this
Agreement, the following terms shall have the following meanings
(such meanings to be equally applicable to both the singular and plural forms of the terms defined):

              "Adjusted Eurodollar Rate" means, for any Settlement Period, an interest rate per annum equal to the rate per annum obtained by dividing (i) the Eurodollar Rate for such Settlement Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Settlement Period.

               "Adverse Claim" means a lien, security interest or other charge or any other encumbrance.

               "Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or, with respect to an individual, is a director or officer of such Person.

               "Affiliated Obligor" means any Obligor that is an Affiliate of another Obligor.

               "Agent's Account" means the special account
(account number 3885-8248) of the Agent maintained at the office of Citibank at 399 Park Avenue, New York, New York.

              "Alternate Base Rate" means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

     (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time as Citibank's base rate;

     (b) 0.50% above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; and

     (c)     the Federal Funds Rate.

          "Asset Purchase Agreement" means in the case of any Bank other than Citibank, the asset purchase agreement entered into by such Bank concurrently with the Assignment and Acceptance pursuant to which it became party to this Agreement.

          "Assignee Rate" for any Settlement Period for any Receivable Interest means an interest rate per annum equal to 1.00% per annum above the Eurodollar Rate for such Settlement
Period; provided, however, that in case of:

     (i) any Settlement Period on or prior to the first day of which an Investor or Bank shall have notified the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Investor or Bank to fund such Receivable Interest at the Assignee Rate set forth above (and such Investor or Bank shall not have subsequently notified the Agent that such circumstances no longer exist),

     (ii) any Settlement Period of one to (and including) 29 days,

     (iii) any Settlement Period as to which the Agent does not receive notice, by no later than 12:00 noon (New York City time) on the third Business Day preceding the first day of such Settlement Period, that the related Receivable Interest will not be funded by issuance of commercial paper, or

     (iv) any Settlement Period for a Receivable Interest the Capital of which allocated to the Investors or the Banks is less than $500,000,

the "Assignee Rate" for such Settlement Period shall be an interest rate per annum equal to the Alternate Base Rate in effect on the first day of such Settlement Period; provided further that the Agent and the Seller may agree in writing from time to time upon a different "Assignee Rate".

          "Assignment and Acceptance" means an assignment and acceptance agreement entered into by a Bank, an Eligible Assignee and the Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Annex D hereto.

          "Average Maturity" means at any time that period of days equal to the average maturity of the Pool Receivables calculated by the Collection Agent in the then most recent Seller
Report; provided if the Agent reasonably disputes any such calculation, the Agent may recalculate such Average Maturity.

          "Bank" or "Banks" means Citibank and each Eligible
Assignee that shall become a party to this Agreement pursuant to
Section 10.03.

          "Bank Commitment" of any Bank means, (a) with respect to Citibank, $150,000,000 or such amount as reduced by any Assignment and Acceptance entered into between Citibank and other Banks; or (b) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank's Bank Commitment, in each case as such amount may be reduced by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee, and as may be further reduced (or terminated) pursuant to the next sentence. Any reduction (or termination) of the Purchase Limit pursuant to the terms of this Agreement shall reduce ratably (or terminate) each Bank's Bank Commitment.

          "Business Day" means any day on which (i) banks are not authorized or required to close in New York City, and (ii) if this definition of "Business Day" is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

          "Capital" of any Receivable Interest means the original amount paid to the Seller for such Receivable Interest at the time of its purchase by Ciesco or a Bank pursuant to this Agreement, or such amount divided or combined in accordance with
Section 2.07, in each case reduced from time to time by Collections distributed on account of such Capital pursuant to
Section 2.04(d) or otherwise; provided that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

          "Ciesco" means Ciesco L.P., and any successor or assign of Ciesco that is a receivables investment company managed by CNAI or an Affiliate of CNAI which in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

          "Closing Date" means the date and time of the initial purchase hereunder following the fulfillment or waiver of the conditions precedent set forth in Section 3.01 hereof.

          "Collection Agent" means at any time the Person then authorized pursuant to Section 6.01 to administer and collect
Pool Receivables.

          "Collection Agent Fee" has the meaning specified in
Section 2.05(a).

          "Collection Agent Default" means any of the following events:

          (i) the Collection Agent (if the Originator or any of its Affiliates) shall fail to perform or observe any term, covenant or agreement under Section 6.02 and such failure shall remain unremedied (in the reasonable judgment of the Agent) for 10 days following delivery of written notice of such failure from the Agent; or

          (ii) the Collection Agent (if the Originator or any of its Affiliates) shall fail to make when due any payment or deposit to be made by it under this Agreement; or

          (iii) the occurrence and continuance of any Event of Termination under Section 7.01(b), Section 7.01(c) (with respect to any representation or warranty made by the Collection Agent),
Section 7.01(e), Section 7.01(f), Section 7.01(g), Section 7.01(j) (with respect to the Collection Agent), Section 7.01(l) or Section 7.01(m).

          "Collections" means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, and any Collection of such Receivable deemed to have been received pursuant to Section 2.04.

          "Commitment Termination Date" means the earliest of
(a) June 8, 2000, unless, prior to such date (or the date so extended pursuant to this clause), upon the Seller's request, made not more than 90 nor less than 45 days prior to the then Commitment Termination Date, one or more Banks having 100% of the Purchase Limit shall in their sole discretion consent, which consent shall be given not more than 30 days prior to the then Commitment Termination Date, to the extension of the Commitment Termination Date to the date occurring 364 days after the then Commitment Termination Date; provided, however, that any failure of any Bank to respond to the Seller's request for such extension shall be deemed a denial of such request by such Bank, (b) the Facility Termination Date, (c) the date determined pursuant to
Section 7.01, and (d) the date the Purchase Limit reduces to zero pursuant to Section 2.01(b).

          "Concentration Limit" for any Obligor means at any time 2.5%, or such other percentage ("Special Concentration Limit") for such Obligor designated by the Agent in a writing delivered to the Seller; provided that in the case of an Obligor with any Affiliated Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor; provided further that the Agent may cancel any Special Concentration Limit upon three Business Days' notice to the Seller effective with respect to Eligible Receivables thereafter transferred to the Seller by the Originator.

          "Contract" means an agreement now or hereafter existing between the Originator and an Obligor pursuant to or under which such Obligor shall be obligated to pay for the provision or sale of specialty chemical products or services of the Originator from time to time.

          "Control Agreement" means a Control Agreement with respect to Designated Banks in substantially the form attached hereto as Annex B-1.

          "Credit and Collection Policy" means those receivables credit and collection policies and practices of the Originator in effect on the date of this Agreement and described in Schedule II hereto, as modified in compliance with this Agreement.

          "Debt" means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (v) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA, and (vi) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above.

          "Default Ratio" means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Pool Receivables that were Defaulted Receivables on such day or that would have been Defaulted Receivables on such day had they not been written off the books of the Originator or the Seller during such month by (ii) the aggregate Outstanding Balance of all Pool Receivables on such day.

          "Defaulted Receivable" means an Originator Receivable:

          (i) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment;

          (ii)    as to which the Obligor thereof or any other
Person obligated thereon or providing any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(g); or

          (iii)    which, consistent with the Credit and
Collection Policy, would be written off the Originator's or the Seller's books as uncollectible.

          "Deferred Purchase Price" has the meaning set forth in the Originator Purchase Agreement.

          "Delinquency Ratio" means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (ii) the aggregate Outstanding Balance of all Pool Receivables on such day.

          "Delinquent Receivable" means a Pool Receivable that is not a Defaulted Receivable and:

     (i) as to which any payment, or part thereof, remains unpaid for more than 30 days and less than or equal to 90 days from the original due date for such payment; or

     (ii)    which, consistent with the Credit and Collection
Policy, would be classified as delinquent by the Originator or the Seller.

          "Designated Account" or "Designated Accounts" means one or more bank accounts established for the deposit of all Collections at a Designated Bank and subject to an executed
Control Agreement.

          "Designated Bank" means any bank or banks selected by the Collection Agent from time to time (initially, to be Mellon
Bank) and approved by the Agent (such approval not to be unreasonably withheld) to establish a Designated Account.

          "Designated Obligor" means, at the time, each Obligor; provided, however, that any Obligor shall cease to be a Designated Obligor, based on the Agent's analysis of the creditworthiness of such Obligor (as determined by the Agent in its sole reasonable discretion), upon three Business Days' notice by the Agent to the Seller effective with respect to Eligible Receivables thereafter transferred by the Originator to the Seller.

          "Diluted Receivable" means that portion (and only that portion) of any Pool Receivable which is reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services or any failure by the Originator to deliver any merchandise or provide any services or otherwise to perform under the underlying Contract or invoice, (ii) any change in the terms of or cancellation of, a Contract or invoice or any cash discount, discount for quick payment or other adjustment by the Originator which reduces the amount payable by the Obligor on the related Receivable (except any such change or cancellation resulting from or relating to the financial inability to pay or insolvency of the Obligor of such Receivable) or (iii) any set-off by an Obligor in respect of any claim by such Obligor as to amounts owed by it on the related Pool Receivable; provided that Diluted Receivables are calculated assuming that all chargebacks are resolved in the Obligor's favor and do not include contractual adjustments to the amount payable by an Obligor that are eliminated from the Receivables balance sold to the Seller through a reduction in the purchase price for the related Receivable.

          "Dilution Horizon Factor" means, as of any date, a ratio computed by dividing (i) the aggregate original Outstanding Balance of all Pool Receivables created by the Originator during the three most recently ended calendar months, by (ii) the excess of (a) the Outstanding Balance of Pool Receivables as at the last day of the most recently ended calendar month, minus (b) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables as at the last day of such month.

          "Dilution Percentage" means, as of any date, the product of (a) the sum of (i) the product of (x) two, multiplied by (y) the average of the Dilution Ratios for each of the 12 most recently ended calendar months, plus (ii) the Dilution Volatility Ratio as at the last day of the most recently ended calendar month, multiplied by (b) the Dilution Horizon Factor as of such date.

          "Dilution Ratio" means, as of any date, the ratio (expressed as a percentage) computed for the most recently ended calendar month by dividing (i) the aggregate amount of Pool Receivables which became Diluted Receivables during such calendar month by (ii) the aggregate Outstanding Balance (in each case, at the time of creation) of all Pool Receivables created during the calendar month immediately preceding such calendar month.

          "Dilution Reserve" means for any Receivable Interest as of any date, (x) when the Originator has maintained a rating of all of the Originator's long term public senior debt securities at not less than BBB by S&P and not less than Baa2 by Moody's, an amount equal to 1.1 multiplied by the highest Dilution Ratio for any calendar month during the immediately prior 24 months, multiplied by the sum of (i) Capital plus (ii) the Yield/Fee Reserve, in each case, of such Receivable Interest on such date, and (y) when the Originator has not maintained both such ratings, an amount equal to:

DP x (C + YFR)

     where:

DP          =     the Dilution Percentage for such Receivable
                  Interest on such date.

C           =     the Capital of such Receivable Interest on such
                  date.

YFR         =     the Yield/Fee Reserve for such Receivable
                  Interest on such date.

          "Dilution Volatility Ratio" means, as of any date, a ratio (expressed as a percentage) equal to the product of (a) the highest of the Dilution Ratios calculated for each of the 12 most recently ended calendar months minus the average of the Dilution Ratios for each of the twelve most recently ended calendar months, and (b) a ratio calculated by dividing the highest of the Dilution Ratios calculated for each of the twelve most recently ended calendar months by the average of the Dilution Ratios for each of the twelve most recently ended calendar months.
          "E-Mail Seller Report"has the meaning specified in
Section 10.02.

          "Eligible Assignee" means (i) Citibank and any other Bank or the Investor that previously became a party to this Agreement pursuant to Section 10.03, (ii) any of their respective Affiliates, (iii) any Person managed by Persons included in clauses (i) or (ii) above, or (iv) any other financial or other institution identified by the Agent and consented to by the Seller, such consent not to be unreasonably withheld; provided, that if an Event of Termination is continuing at the time of the proposed assignment, the consent of the Seller shall not be required.

          "Eligible Receivable" means, at any time, a Receivable:

     (i) the Obligor of which is a United States resident, is not an Affiliate of any of the parties hereto, and is not a government or a governmental subdivision or agency;

     (ii) the Obligor of which, at the time of the initial creation of an interest therein under this Agreement, is a Designated Obligor and is not the Obligor of any Defaulted
Receivables which in the aggregate constitute 10% or more of the aggregate Outstanding Balance of all Receivables of such Obligor;

     (iii) which at the time of the initial creation of an interest therein under this Agreement is not a Defaulted or Delinquent Receivable;

     (iv) which, according to the Contract related thereto, is required to be paid in full within 60 days of the original billing date therefor;

     (v) which is an obligation representing allor part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended;

     (vi) the purchase of which from the Seller with the proceeds of notes would constitute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

     (vii)   which is an "account" within the meaning of
Section 9-106 of the UCC of the applicable jurisdictions governing the perfection of the interest created by a Receivable
Interest;

     (viii)  which is denominated and payable only in United
States dollars in the United States;

     (ix) which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable and is not subject to any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor);

     (x) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which none of the Seller, the Originator or the Obligor is in violation of any such law, rule or regulation in any material respect;

     (xi) which arises under a Contract which does not require the Obligor thereunder to consent to the transfer, sale or assignment of payment rights of the Seller or the Originator thereunder;

     (xii) which was generated in the ordinary course of the Originator's business;

     (xiii) which, at the time of the initial creation of an interest therein under this Agreement, has not been extended, rewritten or otherwise modified from the original terms thereof except in a manner permitted under the Credit and Collection Policy;

     (xiv) which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) complies with such other reasonable criteria and requirements (relating to the Receivables) as the Agent may from time to time specify to the Seller upon 30 days' notice; and

     (xv) as to which, at or prior to the time of the initial creation of an interest therein under this Agreement, the Agent has not notified the Seller that such Receivable (or class of Receivables) is no longer acceptable for purchase by Ciesco and the Banks hereunder for bona fide credit-related reasons.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar Rate" means, for any Settlement Period, an interest rate per annum equal to the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London Time) two Business Days before the first day of such Settlement Period in an amount substantially equal to the Capital associated with such Settlement Period on such first day and for a period equal to such Settlement Period.

          "Eurodollar Rate Reserve Percentage" of any Investor or Bank for any Settlement Period in respect of which Yield is computed by reference to the Eurodollar Rate means the reserve percentage applicable two Business Days before the first day of such Settlement Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Settlement Period during which any such percentage shall be so applicable) for determining the maximum applicable reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Investor or Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Settlement Period.

          "Event of Termination" has the meaning specified in
Section 7.01.
          "Facility Termination Date" means the earliest of
(a) June 10, 2002 or (b) the date of termination determined pursuant to Section 7.01 or (c) the date the Purchase Limit is reduced to zero pursuant to Section 2.01(b).

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          "Fee Letter" has the meaning specified in Section
2.05(b).

          "Fees" has the meaning specified in Section 2.05(b).

          "Final Termination Date" means the latest of (i) the Facility Termination Date, and (ii) the date on which no Capital of or Yield on any Receivable Interest shall be outstanding, all other amounts owed by the Seller hereunder to the Investors, the Banks or the Agent are paid in full and all purchase obligations of the Banks have been terminated.

          "Foreign Receivable" means, at any time, a receivable the Obligor of which is not a United States resident.

          "Funds Transfer Letter" means a letter in substantially the form of Annex F hereto executed and delivered by the Seller to the Agent, as the same may be amended or restated in accordance with the terms thereof.

          "Incipient Event of Termination" means an event that but for notice or lapse of time or both would constitute an Event of Termination.

          "Investor" means Ciesco and all other owners by assignment or otherwise of a Receivable Interest originally purchased by Ciesco and, to the extent of the undivided interests so purchased, shall include any participants.

          "Investor Rate" for any Settlement Period for any Receivable Interest means the per annum rate equivalent to the weighted average of the per annum rates paid or payable by Ciesco from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of those promissory notes issued by Ciesco that are allocated, in whole or in part, by the Agent (on behalf of Ciesco) to fund the purchase or maintenance of such Receivable Interest during such Settlement Period as determined by the Agent (on behalf of Ciesco) and reported to the Seller and, if the Collection Agent is not the Seller, the Collection Agent, which rates shall reflect and give effect to the commissions of placement agents and dealers in respect of such promissory notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by the Agent (on behalf of Ciesco); provided, however, that if any component of such rate is a discount rate, in calculating the Investor Rate for such Settlement Period the Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

          "Liquidation Day" means, for any Receivable Interest,
(i) each day during a Settlement Period for such Receivable Interest on which the conditions set forth in Section 3.02 are not satisfied, and (ii) each day which occurs on or after the Termination Date for such Receivable Interest.

          "Liquidation Fee" means, for any Settlement Period during which a Liquidation Day occurs, the amount, if any, by which (i) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Settlement Period pursuant to clause (iii) of the definition thereof) which would have accrued during such Settlement Period on the reductions of Capital of the Receivable Interest relating to such Settlement Period had such reductions remained as Capital, exceeds (ii) the income, if any, received by the Investors' investing the proceeds of such reductions of Capital.

          "Lock-Box Bank" means (i) each Designated Bank, and
(ii) prior to December 31, 1999, any of the other banks listed on
Schedule I that are the subject of an undated Lock-Box Agreement.

          "Lock-Box Account" means any Designated Account and any other bank account at a Lock-Box Bank subject to a Lock-Box
Agreement.

          "Lock-Box Agreement" means a Lock-Box Agreement with respect to all Lock-Box Banks (other than Designated Banks) in substantially the form attached hereto as Annex B-2.

          "Loss Percentage" means for any Receivable Interest as of any date, the greatest of (i) three times the highest Default
Ratio as of the last day of each of the twelve months ended immediately preceding such date, (ii) four times the Concentration Limit, and (iii) 10%.

          "Loss-to-Liquidation Ratio" means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Pool Receivables written off by the Originator or the Seller, or which should have been written off by the Originator or the Seller in accordance with the Credit and Collection Policy, during the twelve calendar month period ending on such last day, by (ii) the aggregate amount of Collections of Pool Receivables actually received during such period.

          "Loss Reserve" means, for any Receivable Interest on any date, an amount equal to

   LP    x Capital
(1 - LP)

     where:

LP          =     the Loss Percentage for such Receivable
                  Interest on such date.

Capital     =     the Capital of such Receivable Interest on such
                  date.

          "Material Adverse Effect" means any condition, event or series of events that has a material adverse effect on: (i) the Receivable Interests or the collectibility of any material amount of funds with respect thereto; (ii) the rights of the Agent, the Banks or the Investors with respect to the Receivable Interests and the rights set forth in this Agreement; (iii) the business, consolidated financial position, consolidated results of operation of the Collection Agent (if it is the Originator or an Affiliate of the Originator), the Originator and its Subsidiaries; (iv) the ability of the Seller, the Collection Agent or the Originator to perform their respective duties and obligations or exercise their rights and remedies under this Agreement and the Transaction Documents; or (v) the legality, validity or enforceability of the Transaction Documents.

          "Moody's" means Moody's Investors Service, Inc.

          "Net Receivables Pool Balance" means at any time the Outstanding Balance of Eligible Receivables then in the Receivables Pool reduced by the sum of (i) the Outstanding Balance of such Eligible Receivables that are then Defaulted Receivables, (ii) the aggregate amount by which the Outstanding Balance of Eligible Receivables (other than Defaulted Receivables) of each Obligor then in the Receivables Pool exceeds the product of (A) the Concentration Limit for such Obligor multiplied by (B) the Capital of the Eligible Receivables then in the Receivables Pool, (iii) the aggregate amount by which the Outstanding Balance of Eligible Receivables (other than Defaulted Receivables) then in the Receivables Pool which, according to the Contracts related thereto are required to be paid in full between 31 and 45 days of the original billing date therefor, exceeds 15% of the Outstanding Balance of the Eligible Receivables then in the Receivables Pool, (iv) the aggregate amount by which the Outstanding Balance of Eligible Receivables (other than Defaulted Receivables) then in the Receivables Pool which, according to the Contracts related thereto are required to be paid in full between 46 and 60 days of the original billing date therefor, exceeds 15% of the Outstanding Balance of Eligible Receivables then in the Receivables Pool, and (v) the aggregate amount of Collections on hand at such time for payment on account of any Eligible Receivables, the Obligor of which has not been identified.

          "Obligor" means a Person obligated to make payments pursuant to a Contract.

          "OPA Assignment" means the assignment agreement, pursuant to which the Seller is assigning to the Agent the Originator Purchase Agreement, duly acknowledged and consented to by the Originator, in substantially the form of Annex E hereto.

          "Originator" means Witco Corporation, a Delaware corporation.

          "Originator Purchase Agreement" means the Purchase and Contribution Agreement dated as of the date of this Agreement between the Originator, as seller, and the Seller, as purchaser, as the same may be amended, modified or restated from time to time.

          "Originator Receivable" means the indebtedness of any Obligor, other than an Obligor which is not a United States resident, resulting from the provision or sale of specialty chemical merchandise or services by the Originator under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

          "Other Companies" means the Originator and all of its Subsidiaries except the Seller.

          "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

          "Percentage" of any Bank means, (a) with respect to Citibank, the percentage set forth on the signature page to this Agreement, or such amount as reduced by any Assignment and Acceptance entered into with an Eligible Assignee, or (b) with respect to a Bank that has entered into an Assignment and Acceptance, the amount set forth therein as such Bank's Percentage, or such amount as reduced by an Assignment and Acceptance entered into between such Bank and an Eligible Assignee.

          "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Pool Receivable" means a Receivable in the Receivables
Pool.

          "Purchase Limit" means $150,000,000, as such amount may be reduced pursuant to Section 2.01(b). References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit, as then reduced pursuant to Section 2.01(b), minus the then outstanding Capital of Receivable Interests under this Agreement.

          "Receivable" means any Originator Receivable which has been acquired by the Seller from the Originator by purchase or by capital contribution pursuant to the Originator Purchase
Agreement.

          "Receivable Interest" means, at any time, an undivided percentage ownership interest of the Investors or the Banks in
(i) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 2.03, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables. Such undivided percentage interest shall be computed as

C + YFR + LR + DR
NRPB
     where:

C          =     the Capital of such Receivable Interest at the
                 time of computation.

YFR        =     the Yield/Fee Reserve of such Receivable
                 Interest at the time of computation.

LR         =     the Loss Reserve of such Receivable Interest at
                 the time of computation.

DR         =     the Dilution Reserve of such Receivable Interest
                 at the time of computation.

NRPB       =     the Net Receivables Pool Balance attributable to
                 such Receivable Interest at the time of
                 computation.

Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 2.03.

          "Receivables Pool" means at any time the aggregation of each then outstanding Eligible Receivable or Originator
Receivable that was represented to be an Eligible Receivable on the date of the initial creation of an interest in such Receivable under this Agreement.

          "Receivables Turnover Days" means at any time, the average, for the immediately prior three months, of the Outstanding Balance of Eligible Receivables at the end of each such month, divided by Collections received during such month, multiplied by 36.75 days.

          "Related Security" means with respect to any
Receivable:

     (i)     all of the Seller's interest in any merchandise
(including returned merchandise) relating to any sale giving rise to such Receivable;

     (ii) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

     (iii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

     (iv) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

          "S&P" means Standard & Poor's Rating Services, a division of McGraw-Hill Companies, Inc.

          "Seller Report" means a report in substantially the form of Annex A hereto and containing such additional information as the Agent may reasonably request from time to time, furnished by the Collection Agent to the Agent pursuant to Section 6.02(g).

          "Settlement Period" means, with respect to any Receivable Interest:

     (a) in the case of any Settlement Period in respect of which Yield is computed by reference to the Investor Rate, each successive period commencing on each Settlement Period Date for such Receivable Interest and ending on the next succeeding Settlement Period Date for such Receivable Interest; and

     (b) in the case of any Settlement Period in respect of which Yield is computed by reference to the Assignee Rate, each successive period of from one to and including 29 days, or a period of one month, as the Seller shall select and the Agent may approve on notice by the Seller received by the Agent (including notice by telephone, confirmed in writing) not later than 11:00 A.M. (New York City time) on (A) the day which occurs three Business Days before the first day of such Settlement Period (in the case of Settlement Periods in respect of which Yield is computed by reference to the Eurodollar Rate) or (B) the first day of such Settlement Period (in the case of Settlement Periods in respect of which Yield is computed by reference to the Alternate Base Rate), each such Settlement Period for such Receivable Interest to commence on the last day of the immediately preceding Settlement Period for such Receivable Interest (or, if there is no such Settlement Period, on the date of purchase of such Receivable Interest), except that if the Agent shall not have received such notice, or the Agent and the Seller shall not have so mutually agreed, before 11:00 A.M. (New York City time) on such day, such Settlement Period shall be one day;

     provided, however, that:

     (i) any Settlement Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided, however, if Yield in respect of such Settlement Period is computed by reference to the Eurodollar Rate, and such Settlement Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Settlement Period shall end on the next preceding Business Day);

     (ii) in the case of any Settlement Period of one day, (A) if such Settlement Period is the initial Settlement Period for a Receivable Interest, such Settlement Period shall be the day of the purchase of such Receivable Interest; (B) any subsequently occurring Settlement Period which is one day, if the immediately preceding Settlement Period is more than one day, shall be the last day of such immediately preceding Settlement Period and, if the immediately preceding Settlement Period is one day, shall be the day next following such immediately preceding Settlement Period; and (C) if such Settlement Period occurs on a day immediately preceding a day which is not a Business Day, such Settlement Period shall be extended to the next succeeding Business Day; and

     (iii) in the case of any Settlement Period for any Receivable Interest which commences before the Termination Date for such Receivable Interest and would otherwise end on a date occurring after such Termination Date, such Settlement Period shall end on such Termination Date and the duration of each Settlement Period which commences on or after the Termination Date for such Receivable Interest shall be of such duration (including, without limitation, a period of one day) as shall be selected by the Agent.

          "Settlement Period Date" means, for any Receivable Interest, the date of purchase of such Receivable Interest and thereafter, the 15th day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day) or any other day as shall have been agreed to in writing by the Agent and the Seller prior to the first day of the preceding Settlement Period for such Receivable Interest or, if there is no preceding Settlement Period, prior to the first day of such Settlement Period; provided, that, the first Settlement Period Date after the Closing Date shall be the 15th day of the calendar month succeeding the calendar month on such Closing Date; provided, further, that, with respect to any Settlement Period for which Yield is computed with reference to the Assignee Rate for purposes of the payment of Yield, the Collection Agent Fee, and fees under the Fee Letter, the Settlement Date shall be the last day of the Settlement Period.

          "Subsidiary" means any corporation or other entity of which securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Seller or the Originator, as the case may be, or one or more Subsidiaries, or by the Seller or the Originator, as the case may be, and one or more Subsidiaries.

          "Tangible Net Worth" means at any time the excess of
(i) the Outstanding Balance of all Receivables plus cash and cash equivalents of the Seller, minus (ii) the sum of (a) the Outstanding Balance of Receivables that have become Defaulted Receivables, plus (b) Capital, Yield/Fee Reserve, Loss Reserve and Dilution Reserve.

          "Termination Date" for any Receivable Interest means
(i) in the case of a Receivable Interest owned by an Investor, the earlier of (a) the Business Day which the Seller or the Agent so designates by notice to the other at least one Business Day in advance for such Receivable Interest and (b) the Facility Termination Date and (ii) in the case of a Receivable Interest owned by a Bank, the earlier of (a) the Business Day which the Seller so designates by notice to the Agent at least one Business Day in advance for such Receivable Interest and (b) the Commitment Termination Date.

          "Transaction Documents" means this Agreement, the Originator Purchase Agreement, each Lock-Box Agreement, each
Control Agreement, the OPA Assignment and all other agreements and documents delivered hereto or thereto.

          "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

          "Year 2000 Problem" means the risk that computer applications used by the Collection Agent and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999.

          "Yield" means:

     (i)     for each Receivable Interest for any Settlement
Period to the extent Ciesco will be funding such Receivable
Interest through the issuance of commercial paper,

IR x C x AD  + LF
        360

     (ii)    for each Receivable Interest for any Settlement
Period to the extent (x) the Investors will not be funding such Receivable Interest through the issuance of commercial paper or
(y) the Banks will be funding such Receivable Interest,

AR x C x AD  + LF
        360

          where:

AR     =     the Assignee Rate for such Receivable Interest for
             such Settlement Period;

C      =     the Capital of such Receivable Interest during such
             Settlement Period;

IR     =     the Investor Rate for such Receivable Interest for
             such Settlement Period;

AD     =     the actual number of days elapsed during such
             Settlement Period;

LF     =     the Liquidation Fee, if any, for such Receivable
             Interest for such Settlement Period;

provided that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided further that Yield for any Receivable Interest shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

          "Yield/Fee Reserve" means, for any Receivable Interest on any date, an amount equal to

(C x YFRP) + AUYF
where:

C     =     the Capital of such Receivable Interest at the close
of business of the Collection Agent on such date.

YFRP  =     the Yield/Fee Reserve Percentage on such date.

AUYF  =     accrued and unpaid Yield, Collection Agent Fee, and
            fees under the Fee Letter on such date.

          "Yield/Fee Reserve Percentage" means, for any Receivable Interest on any date, a percentage equal to:

[(AER x 1.5) + AS + PF + CAF] x RTDF
               360

where:

AER     =     the one-month Adjusted Eurodollar Rate in effect on
              such date.

AS      =     the percentage per annum contained in the
              definition of "Assignee Rate" in effect on such date.

PF      =     the sum of the percentages per annum used in the
              calculation of the Program Fee (as defined in the Fee Letter), in effect on such date.

CAF     =     the percentage per annum used in the calculation of
              the Collection Agent Fee in effect on such date.

RTDF    =     the highest monthly Receivable Turnover Days
              during the most recently ended 12 months, plus 10 days.

     SECTION 1.02. Other Terms . All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in
Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such
Article 9.


ARTICLE II
AMOUNTS AND TERMS OF THE PURCHASES

     SECTION 2.01. Purchase Facility. (a) On the terms and conditions hereinafter set forth, Ciesco may, in its sole discretion, and the Banks shall, ratably in accordance with their respective Bank Commitments, purchase Receivable Interests from the Seller from time to time during the period from the Closing Date to the Facility Termination Date (in the case of Ciesco) and to the Commitment Termination Date (in the case of the Banks). Under no circumstances shall Ciesco make any such purchase, or the Banks be obligated to make any such purchase, if after giving effect to such purchase, the aggregate outstanding Capital would exceed the Purchase Limit.

     (b) The Seller may, upon at least five Business Days' notice to the Agent, terminate the facility provided for in this Agreement in whole or, from time to time, reduce in part the unused portion of the Purchase Limit; provided that each partial reduction shall be in the amount of at least $1,000,000 or an integral multiple thereof.

     (c) At any time prior to the Termination Date, the Agent, on behalf of the Investors which own Receivable Interests, shall have the Collections attributable to such Receivable Interests automatically reinvested pursuant to Section 2.04 in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of such Receivable Interests. The Agent, on behalf of the Banks which own Receivable Interests, shall have the Collections attributable to such Receivable Interests automatically reinvested pursuant to
Section 2.04 in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of such Receivable Interests.

     SECTION 2.02. Making Purchases. (a) Each purchase by Ciesco or the Banks shall be made on at least three Business Days' written notice from the Seller to the Agent. Each such notice of a purchase shall specify (i) the amount requested to be paid to the Seller (such amount, which shall not be less than $2,000,000, being referred to herein as the initial "Capital" of the Receivable Interest then being purchased), (ii) the date of such purchase (which shall be a Business Day), and (iii) if the Assignee Rate is to apply to such Receivable interest, the duration of the initial Settlement Period for such Receivable Interest. The Agent shall promptly thereafter notify the Seller (and shall use its reasonable efforts to so notify on the same Business Day if it receives notice prior to 2:00 p.m.) whether Ciesco has determined to make a purchase and, if so, whether all of the terms specified by the Seller are acceptable to Ciesco.

               If Ciesco has determined not to make a proposed purchase, the Agent shall promptly send notice (and shall use its reasonable efforts to send such notice on the same Business Day if it receives notice prior to 2:00 p.m.) of the proposed purchase to all of the Banks concurrently by telecopier, telex or cable specifying the date of such purchase, each Bank's Percentage multiplied by the aggregate amount of Capital of Receivable Interest being purchased, whether the Yield for the Settlement Period for such Receivable Interest is calculated based on the Eurodollar Rate (which may be selected only if such notice is given at least two Business Days prior to the purchase date) or the Alternate Base Rate, and the duration of the Settlement Period for such Receivable Interest (which shall be one day if the Seller has not selected another period).

     (b) On the date of each such purchase of a Receivable Interest, Ciesco or the Banks, as the case may be, shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Seller in same day funds an amount equal to the initial Capital of such Receivable Interest, at the account set forth in the Funds Transfer Letter.

     (c) Effective on the date of each purchase pursuant to this Section 2.02 and each reinvestment pursuant to Section 2.04, the Seller hereby sells and assigns to the Agent, for the benefit of the parties making such purchase, an undivided percentage ownership interest, to the extent of the Receivable Interest then being purchased, in each Pool Receivable then existing and in the Related Security and Collections with respect thereto.

     (d) Notwithstanding the foregoing, a Bank shall not be obligated to make purchases under this Section 2.02 at any time in an amount which would exceed such Bank's Bank Commitment less the outstanding and unpaid amount of any purchases made by such Bank under the Asset Purchase Agreement. Each Bank's obligation shall be several, such that the failure of any Bank to make available to the Seller any funds in connection with any purchase shall not relieve any other Bank of its obligation, if any, hereunder to make funds available on the date of such purchase, but no Bank shall be responsible for the failure of any other Bank to make funds available in connection with any purchase.

     SECTION 2.03. Receivable Interest Computation. Each Receivable Interest shall be initially computed on its date of purchase. Thereafter until the Termination Date for such Receivable Interest, such Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day other than a Liquidation Day. Any Receivable Interest, as computed (or deemed recomputed) as of the day immediately preceding the Termination Date for such Receivable Interest, shall thereafter remain constant. Such Receivable Interest shall become zero when Capital thereof and Yield thereon shall have been paid in full, and all Fees and other amounts owed by the Seller hereunder to the Investors, the Banks or the Agent are paid and the Collection Agent shall have received the accrued Collection Agent Fee thereon.

     SECTION 2.04. Settlement Procedures. (a) Collection of the Pool Receivables shall be administered by a Collection Agent, in accordance with the terms of Article VI of this Agreement.
The Seller shall provide to the Collection Agent (if other than the Seller) on a timely basis all information needed for such administration, including notice of the occurrence of any Liquidation Day and current computations of each Receivable Interest.

     (b) The Collection Agent shall, on each day on which Collections of Pool Receivables are received by it with respect to any Receivable Interest:

          (i) set aside on its books and records, which shall be deemed to be held in trust (although the Collection Agent shall not be required to segregate such amounts) for the benefit of the Agent on behalf of the Investors or the Banks that hold such Receivable Interest, out of the percentage of such Collections represented by such Receivable Interest, an amount equal to the Yield, Fees and Collection Agent Fee accrued through such day for such Receivable Interest and not previously set aside;

          (ii) if such day is not a Liquidation Day for such Receivable Interest, reinvest with the Seller on behalf of the Investors or the Banks that hold such Receivable Interest the percentage of such Collections represented by such Receivable Interest, to the extent representing a return of Capital, by recomputation (or deemed recomputation) of such Receivable Interest pursuant to Section 2.03;

          (iii) if such day is a Liquidation Day for such Receivable Interest, set aside and hold in trust (and, at the request of the Agent following the occurrence of an Event of Termination, segregate) for the Investors or the Banks that hold such Receivable Interest the entire remainder of such percentage of Collections; provided that if amounts are set aside and held in trust on any Liquidation Day occurring prior to the Termination Date, and thereafter during such Settlement Period the conditions set forth in Section 3.02 are satisfied or waived by the Agent, such previously set aside amounts shall, to the extent representing a return of Capital, be reinvested in accordance with the preceding subsection (ii) on the day of such subsequent satisfaction or waiver of conditions; and

          (iv) during such times as amounts are required to be reinvested in accordance with the foregoing subsection (ii) or the proviso to subsection (iii), release to the Seller for its own account any Collections in excess both of such amounts and of the amounts that are required to be set aside pursuant to subsection (i) above.

     (c) The Collection Agent shall deposit into the Agent's Account, on the last day of each Settlement Period for a Receivable Interest, Collections held for the Investors or the Banks that relate to such Receivable Interest pursuant to Section 2.04(b); provided, however, that if Yield with respect to such Receivable Interest was computed by reference to the Investor Rate during such Settlement Period and no Liquidation Day then exists, Collections held for the Investors pursuant to subsection
(i) of Section 2.04(b) shall be deposited to the Agent's Account on the second Business Day after the last date of such Settlement Period instead of such last day.

     (d)     Upon receipt of funds deposited into the Agent's
Account, the Agent shall distribute them as follows:

          (i) if such distribution occurs on a day that is not a Liquidation Day, first to the Investors or the Banks that hold the relevant Receivable Interest and to the Agent in payment in full of all accrued Yield and Fees and then to the Collection Agent in payment in full of all accrued Collection Agent Fee.

         (ii) if such distribution occurs on a Liquidation Day, first to the Investors or the Banks that hold the relevant Receivable Interest and to the Agent in payment in full of all accrued Yield and Fees, second to such Investors or Banks in reduction to zero of all Capital, third to such Investors, Banks or the Agent in payment of any other amounts owed by the Seller hereunder, and fourth to the Collection Agent in payment in full of all accrued Collection Agent Fee.

          After the Capital, Yield, Fees and Collection Agent Fee with respect to a Receivable Interest, and any other amounts payable by the Seller to the Investors, the Banks or the Agent hereunder, have been paid in full, all additional Collections with respect to such Receivable Interest shall be paid to the Seller for its own account.

     (e)     For the purposes of this Section 2.04:

          (i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected or returned merchandise or services, or any cash discount, discount for quick payment or other adjustment made by the Seller or the Originator, or any setoff, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;

          (ii) if on any day any of the representations or warranties contained in Section 4.01(h) is no longer true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

          (iii) except as provided in subsection (i) or (ii) of this Section 2.04(e), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivables shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables; and

          (iv) if and to the extent the Agent, the Investors or the Banks shall be required for any reason to pay over to an Obligor any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Agent, the Investors or the Banks, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

     SECTION 2.05. Fees. (a) Each Investor and Bank shall pay to the Collection Agent a fee (the "Collection Agent Fee") of 0.75% per annum on the average daily Capital of each Receivable Interest owned by such Investor or Bank, from the date of purchase of such Receivable Interest until the later of the Termination Date for such Receivable Interest or the date on which such Capital is reduced to zero, payable on the last day of each Settlement Period for such Receivable Interest (or, if the proviso in Section 2.04(c) is then applicable, the second Business Day after the last day of such Settlement Period). Upon three Business Days' notice to the Agent, the Collection Agent (if not the Originator, the Seller or its designee or an Affiliate of the Seller) may elect to be paid, as such fee, another percentage per annum on the average daily Capital of such Receivable Interest, but in no event in excess for all Receivable Interests relating to a single Receivables Pool of 110% of the reasonable costs and expenses of the Collection Agent in administering and collecting the Receivables in such Receivables Pool. The Collection Agent Fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Section 2.04. So long as the Originator is acting as the Collection Agent hereunder, amounts paid as the Collection Agent Fee pursuant to this Section 2.05(a) shall reduce, on a dollar-for-dollar basis, the obligation of the Seller to pay the "Collection Agent Fee" pursuant to Section 6.03 of the Originator Purchase Agreement, provided that such obligation of the Seller shall in no event be reduced below zero.

     (b) The Seller shall pay to the Agent certain fees (collectively, the "Fees") in the amounts and on the dates set forth in a separate fee letter of even date between the Seller and the Agent, as the same may be amended or restated from time to time (the "Fee Letter").

     SECTION 2.06. Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Seller or the Collection Agent hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to the Agent's Account.

     (b) Each of the Seller and the Collection Agent shall, to the extent permitted by law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 1.00% per annum above the Alternate Base Rate, payable on demand.

     (c) All computations of interest under subsection (b) above and all computations of Yield, Fees, and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

     SECTION 2.07. Dividing or Combining Receivable Interests. Either the Seller or the Agent may, upon notice to the other party received at least three Business Days prior to the last day of any Settlement Period in the case of the Seller giving notice, or up to the last day of such Settlement Period in the case of the Agent giving notice, either (i) divide any Receivable Interest into two or more Receivable Interests having aggregate Capital equal to the Capital of such divided Receivable Interest, or (ii) combine any two or more Receivable Interests originating on such last day or having Settlement Periods ending on such last day into a single Receivable Interest having Capital equal to the aggregate of the Capital of such Receivable Interests; provided, however, that no Receivable Interest owned by Ciesco may be combined with a Receivable Interest owned by any Bank.

     SECTION 2.08. Increased Costs. (a) If CNAI, any Investor, any Bank, any entity which enters into a commitment to purchase Receivable Interests or interests therein, or any of their respective Affiliates (each an "Affected Person") determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of the capital required or expected to be maintained by such Affected Person and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of or otherwise to maintain the investment in Pool Receivables or interests therein related to this Agreement or to the funding thereof and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Agent), the Seller shall immediately pay to the Agent for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

     (b) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements referred to in Section 2.09) in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Investor or Bank of agreeing to purchase or purchasing, or maintaining the ownership of Receivable Interests in respect of which Yield is computed by reference to the Eurodollar Rate, then, upon demand by such Investor or Bank (with a copy to the Agent), the Seller shall immediately pay to the Agent, for the account of such Investor or Bank (as a third-party beneficiary), from time to time as specified by such Investor or Bank, additional amounts sufficient to compensate such Investor or Bank for such increased costs. A certificate as to such amounts submitted to the Seller and the Agent by such Investor or Bank shall be conclusive and binding for all purposes, absent manifest error.

     SECTION 2.09. Additional Yield on Receivable Interests Bearing a Eurodollar Rate. The Seller shall pay to any Investor or Bank, so long as such Investor or Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional Yield on the unpaid Capital of each Receivable Interest of such Investor or Bank during each Settlement Period in respect of which Yield is computed by reference to the Eurodollar Rate, for such Settlement Period, at a rate per annum equal at all times during such Settlement Period to the remainder obtained by subtracting (i) the Eurodollar Rate for such Settlement Period from (ii) the rate obtained by dividing such Eurodollar Rate referred to in clause (i) above by that percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Investor or Bank for such Settlement Period, payable on each date on which Yield is payable on such Receivable Interest. Such additional Yield shall be determined by such Investor or Bank and notice thereof given to the Seller through the Agent within 30 days after any Yield payment is made with respect to which such additional Yield is requested. The affected Bank or Investor shall take reasonable efforts to provide the Seller with prompt notice of such additional yield charges and a certificate as to such additional Yield submitted to the Seller and the Agent by such Investor or Bank shall be conclusive and binding for all purposes, absent manifest error.

     SECTION 2.10.   Intention of the Parties.    The parties
hereto have structured this Agreement with the intention that each purchase of undivided interests in Receivables hereunder be treated as a sale of such Receivables by the Seller to the Investor or the Banks, as the case may be, for all purposes, other than federal and state income tax purposes. This Agreement is, and the parties intend this Agreement to be, a security agreement, as such term is understood under Article 9 of the UCC.
Section 9-105 of the UCC provides that a " 'Security agreement' means an agreement which creates or provides for a security interest", and Section 1-201 of the UCC provides that a "security interest" under the UCC " . . . also includes any interest of a buyer of accounts or chattel paper which is subject to Article 9
 . . ." of the UCC.


ARTICLE III

CONDITIONS OF PURCHASES

     SECTION 3.01. Conditions Precedent to Initial Purchase. The initial purchase of a Receivable Interest under this Agreement on the Closing Date is subject to the conditions precedent that the Agent shall have received on or before the date of such purchase the following, each (unless otherwise indicated) dated such date, in form and substance reasonably satisfactory to the Agent:

     (a) Certified copies of the resolutions of the Board of Directors of each of the Seller and the Originator approving this Agreement and the Originator Purchase Agreement and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, as the case may be, and the Originator Purchase Agreement.

     (b)     A certificate of the Secretary or Assistant
Secretary of the Seller and the Originator certifying the names and true signatures of the officers of the Seller and the Originator authorized to sign the Originator Purchase Agreement and this Agreement and the other documents to be delivered by it hereunder and thereunder.

     (c) Acknowledgment copies of proper financing statements, duly filed on or before the date of such initial purchase under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the ownership interests contemplated by this Agreement and the Originator Purchase Agreement.

     (d) Acknowledgment copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in (i) the Receivables, Contracts or Related Security previously granted by the Seller or the Originator and (ii) the collateral security referred to in
Section 2.10 previously granted by the Seller.

     (e) Completed requests for information, dated on or before the date of such initial purchase, listing the financing statements referred to in subsection (c) above and all other effective financing statements filed in the jurisdictions referred to in subsection (c) above that name the Seller or the Originator as debtor, together with copies of such other financing statements (none of which shall cover any Receivables, Contracts, Related Security or the collateral security referred to in Section 2.10).

     (f) Executed copies of the Control Agreement to the initial Designated Bank and the undated executed copies of the Lock-Box Agreements to the other Lock-Box Banks.

     (g) A favorable opinion of (i) Cravath, Swaine & Moore, as counsel for the Seller and the Originator and (ii) internal counsel to the Seller and the Originator, substantially in the forms of Annex C hereto and as to such other matters as the Agent may reasonably request.

     (h)     The Fee Letter.

     (i)     The Funds Transfer Letter.

     (j)     An executed copy of the Originator Purchase
Agreement and an executed copy of the OPA Assignment.

     (k) A copy of the by-laws of the Seller, certified by the Secretary or Assistant Secretary of the Seller.

     (l) A copy of the certificate or articles of incorporation of the Seller, certified as of a recent date by the Secretary of State or other appropriate official of the state of its organization, and a certificate as to the good standing of the Seller from such Secretary of State or other official, dated as of a recent date.

     (m)     A favorable opinion of Kaye, Scholer, Fierman, Hays
& Handler, LLP, counsel for the Agent, as to such matters as the Agent may reasonably request.

     SECTION 3.02. Conditions Precedent to All Purchases and
Reinvestments.   Each purchase (including the initial purchase)
and each reinvestment shall be subject to the further conditions precedent that (a) in the case of each purchase, the Collection Agent shall have delivered to the Agent at least one Business Day prior to such purchase, in form and substance satisfactory to the Agent, a completed Seller Report containing information covering the most recently ended reporting period for which information is required pursuant to Section 6.02(g) and demonstrating that after giving effect to such purchase no Event of Termination or Incipient Event of Termination under Section 7.01(i) would occur,
(b) in the case of each reinvestment, on or prior to the date of such reinvestment the Collection Agent shall have delivered to the Agent as and when due in accordance with this Agreement, in form and substance satisfactory to the Agent, a completed Seller Report containing information covering the most recently ended reporting period for which information is required pursuant to
Section 6.02(g), (c) on the date of such purchase or reinvestment the following statements shall be true (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

          (i)     The representations and warranties contained in
Section 4.01 are correct on and as of the date of such purchase or reinvestment as though made on and as of such date,

          (ii) No event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes an Event of Termination or an Incipient Event of Termination,

          (iii) The Originator shall have sold or contributed to the Seller, pursuant to the Originator Purchase Agreement, all Originator Receivables arising on or prior to such date,

          (iv) With respect to all purchases and reinvestments made on or after January 1, 2000, the Agent shall have received evidence satisfactory to it that Collections are not being sent to any bank account other than a Designated Account, and

          (v) The Agent shall have received such other approvals, opinions or documents as it may reasonably request.


ARTICLE IV

REPRESENTATIONS AND WARRANTIES

     SECTION 4.01.   Representations and Warranties of the
Seller.  The Seller hereby represents and warrants as follows:

     (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

     (b) The execution, delivery and performance by the Seller of the Transaction Documents to which it is a party and the other documents to be delivered by it hereunder, including the Seller's use of the proceeds of purchases and reinvestments,
(i) are within the Seller's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Seller's charter or by-laws, (2) any law, rule or regulation applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or
(4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the interest created pursuant to this Agreement). Each of the Transaction Documents to which the Seller is a party has been duly executed and delivered by the Seller.
     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of the Transaction Documents to which it is a party or any other document to be delivered thereunder, except for the filing of UCC financing statements which are referred to therein.

     (d) Each of the Transaction Documents constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

     (e) The balance sheets of the Originator and its consolidated Subsidiaries as at December 31, 1998, and the related statements of income and retained earnings of the Originator and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Agent, fairly present the financial condition of the Originator and its consolidated Subsidiaries as at such date and the results of the operations of the Originator and its consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since March 31, 1999 there has been no change in the business (taken as a whole), consolidated financial condition or consolidated results of operation of the Originator and its consolidated Subsidiaries that reasonably could be expected to result in a Material Adverse Effect.

     (f) The opening pro forma balance sheet of the Seller as at June 10, 1999, giving effect to the initial purchase to be made under this Agreement, a copy of which has been furnished to the Agent, fairly presents the financial condition of the Seller as at such date, in accordance with generally accepted accounting principles, and since June 10, 1999 there has been no material adverse change in the business, operations or financial position of the Seller.

     (g) Except as disclosed in the Form 10-Q filed with the Securities and Exchange Commission on May 7, 1999, there is no action, suit or proceeding pending against or, to the knowledge of the Seller or any of its Subsidiaries, threatened against or affecting the Seller or any of its Subsidiaries before any court or arbitrator, any governmental body, agency or official that reasonably could be expected to result in a Material Adverse Effect.

     (h) Neither the Originator nor any Subsidiary is in default with respect to any order of any court, arbitration or governmental body except for defaults with respect to orders of governmental agencies that reasonably could be expected to result in a Material Adverse Effect.

     (i) The Seller is the legal and beneficial owner of the Pool Receivables and Related Security free and clear of any Adverse Claim; upon each purchase or reinvestment, the Investors or the Banks, as the case may be, shall acquire a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Receivable Interest in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto. No effective financing statement or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Agent relating to this Agreement and those filed by the Seller pursuant to the Originator Purchase Agreement.

     (j) Each Seller Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Agent, the Investors or the Banks in connection with this Agreement is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Agent, Investors or the Banks, as the case may be, at such time) as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

     (k) The principal place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Pool Receivables are located at the address or addresses referred to in Section 5.01(b).

     (l) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts of the Seller at such Lock-Box Banks, are as specified in Schedule I hereto, as such Schedule I may be updated from time to time pursuant to Section 5.01(g).

     (m) Each purchase of a Receivable Interest from the Seller and each reinvestment of Collections in Pool Receivables of the Seller will constitute (i) a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended, and (ii) a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of
Section 3(c)(5) of the Investment Company Act of 1940, as amended.

     (n) The Seller is not known by and does not use any tradename or doing-business-as name.

     (o)     The Seller was incorporated on June 4, 1999, and the
Seller did not engage in any business activities prior to the date of this Agreement. The Seller has no Subsidiaries.

     (p)(i) The fair value of the property of the Seller is greater than the total amount of liabilities, including contingent liabilities, of the Seller, (ii) the present fair salable value of the assets of the Seller is not less than the amount that will be required to pay all probable liabilities of the Seller on its debts as they become absolute and matured,
(iii) the Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond the Seller's abilities to pay such debts and liabilities as they mature and (iv) the Seller is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Seller's property would constitute unreasonably small capital.

     (q)     With respect to each Pool Receivable, the Seller
(i) shall have received such Pool Receivable as a contribution to the capital of the Seller by the Originator or (ii) shall have purchased such Pool Receivable from the Originator in exchange for payment (made by the Seller to the Originator in accordance with the provisions of the Originator Purchase Agreement) of cash, Deferred Purchase Price, or a combination thereof, in an amount which constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (ii) of the preceding sentence shall not have been made for or on account of an antecedent debt owed by the Originator to the Seller and no such sale is or may be voidable or subject to avoidance under any section of the Federal Bankruptcy Code.

     SECTION 4.02.  Representations and Warranties of the
Collection Agent . The Collection Agent hereby represents and warrants as follows:

               The Collection Agent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business, and is in good standing, in New York and every other jurisdiction where the nature of its business requires it to be so qualified, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

     (b) The execution, delivery and performance by the Collection Agent of this Agreement and any other documents to be delivered by it hereunder (i) are within the Collection Agent's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) the Collection Agent's charter or by-laws, (2) any law, rule or regulation applicable to the Collection Agent, (3) any contractual restriction binding on or affecting the Collection Agent or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Collection Agent or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties. This Agreement has been duly executed and delivered by the Collection Agent.

     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Collection Agent of this Agreement or any other document to be delivered by it hereunder.

     (d) This Agreement constitutes the legal, valid and binding obligation of the Collection Agent enforceable against the Collection Agent in accordance with its terms.

     (e) The balance sheets of the Collection Agent and its consolidated Subsidiaries as at December 31, 1998, and the related statements of income and retained earnings of the Collection Agent and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Agent, fairly present the financial condition of the Collection Agent and its consolidated Subsidiaries as at such date and the results of the operations of the Collection Agent and its consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since March 31, 1999 there has been no change in the business (taken as a whole), consolidated financial position or consolidated results of operation of the Collection Agent and its consolidated Subsidiaries that has resulted in or reasonably could be expected to result in a Material Adverse Effect.

     (f) Except as disclosed in the Form 10-Q filed with the Securities and Exchange Commission on May 7, 1999, there is no action, suit or proceeding pending against or, to the knowledge of the Seller or any of its Subsidiaries, threatened against or affecting the Seller or any of its Subsidiaries before any court or arbitrator, any governmental body, agency or official that has resulted in or reasonably could be expected to result in a Material Adverse Effect.

     (g) The Collection Agent and its Subsidiaries have reviewed the areas within their business and operations that could be adversely affected by, and have a developed a program to address on a timely basis, the Year 2000 Problem. To the extent it reasonably deems appropriate, the Collection Agent agrees to make related appropriate inquiry of its material suppliers and vendors whose performance may materially affect the Collection Agent's performance hereunder. Based on such review and program, the Collection Agent believes that the Year 2000 Problem is not reasonably expected to result in a Material Adverse Effect.


ARTICLE V

COVENANTS
     SECTION 5.01. Covenants of the Seller . Until the latest of the Facility Termination Date or the date on which no Capital of or Yield on any Receivable Interest shall be outstanding or the date all other amounts owed by the Seller hereunder to the Investors, the Banks or the Agent are paid in full:

     (a) Compliance with Laws, Etc. The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent to the extent that the failure to do so comply could reasonably be expected to result in a Material Adverse Effect

     (b) Offices, Records and Books of Account. The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Pool Receivables at the address of the Seller set forth under its name on the signature pages to this Agreement or, upon 30 days' prior written notice to the Agent, at any other locations in jurisdictions where all actions reasonably requested by the Agent to protect and perfect the interest in the Pool Receivables have been taken and completed. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

     (c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

     (d) Sales, Liens, Etc. The Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, the Seller's undivided interest in any Pool Receivable, Related Security, related Contract or Collections, or upon or with respect to any account to which any Collections of any Pool Receivable are sent, or assign any right to receive income in respect thereof, other than liens for taxes not yet due and payable.

     (e) Extension or Amendment of Receivables. Except as provided in Section 6.02(c), the Seller will not extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any payment provisions of any Contract related thereto

     (f) Change in Business or Credit and Collection Policy. The Seller will not make any change in the character of its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Receivables Pool or the ability of the Seller to perform its obligations under this Agreement.

     (g) Change in Payment Instructions to Obligors. The Seller will not add any bank as a Lock-Box Bank to those listed in Schedule I to this Agreement. The Seller will not add any bank as a Designated Bank unless the Agent shall have received notice of such addition (including an updated Schedule I) and a fully executed copy of a Control Agreement for each new Designated Bank. The Seller will terminate each Lock-Box Account (other than the Designated Accounts) on or prior to December 31, 1999. Following the delivery of any Lock-Box Agreement or Control Agreement, as applicable, the Seller will not make any change in its instructions to Obligors regarding payments to be made to the Seller or payments to be made to any Lock-Box Bank, other than instructing Obligors that are making payments to a Lock-Box Account that is not a Designated Account to make payments to a Designated Account.

     (h) Deposits to Lock-Box Accounts. At all times on and prior to December 31, 1999, the Seller will deposit, or cause to be deposited, all Collections of Receivables solely into Lock-Box Accounts. At all times subsequent to December 31, 1999, the Seller will deposit, or cause to be deposited, all Collections of Receivables solely into a Designated Account. The Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Receivables and shall promptly (and in any event within two Business Days) cause any Collections deposited in a Lock-Box Account and not relating to Receivables to be removed from the applicable Lock-Box Account.

     (i) Marking of Records. At its expense, the Seller will mark its master data processing records evidencing Pool
Receivables with a legend evidencing that Receivable Interests related to such Pool Receivables and related Contracts have been sold in accordance with this Agreement.

     (j)     Further Assurances.    The Seller agrees from time
to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further reasonable actions requested by the Agent, that may be reasonably necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased under this Agreement, or to enable the Investors, the Banks or the Agent to exercise and enforce their respective rights and remedies under this Agreement. Without limiting the foregoing, the Seller will, upon the request of the Agent, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or evidence such Receivable Interests.

          (ii) The Seller authorizes the Agent to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Pool Receivables and the Related Security, the related Contracts and the Collections with respect thereto without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

     (k) Reporting Requirements. The Seller will provide to the Agent (in multiple copies, if requested by the Agent) the following:

          (i) as soon as available and in any event within 60 days after the end of the first three quarters of each fiscal year of the Originator, consolidated balance sheets of the Originator and its Subsidiaries as of the end of such quarter and consolidated statements of income and retained earnings of the Originator and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer, controller or other chief accounting officer of the Originator;

          (ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Originator, a copy of the annual report for such year for the Originator and its Subsidiaries, containing financial statements for such year audited by a "Big 5" accounting firm or other independent public accountants acceptable to the Agent;

          (iii) as soon as possible and in any event within five days after the Seller obtains knowledge of the occurrence of each Event of Termination or Incipient Event of Termination, to the extent that such event is continuing, a statement of the chief financial officer of the Seller setting forth details of such Event of Termination or event and the action that the Seller has taken and proposes to take with respect thereto;

          (iv) promptly after the sending or filing thereof, copies of all reports that the Originator sends to any of its security holders, and copies of all reports and registration statements that the Originator or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

          (v) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate in excess of $10,000,000;

          (vi) at least ten Business Days prior to any change in the name of the Originator or the Seller, a notice setting forth the new name and the effective date thereof;

          (vii) promptly after the Seller obtains knowledge thereof, notice of any "Event of Termination" or "Facility
Termination Date" under the Originator Purchase Agreement and, if such event is continuing, a description of the nature thereof;

          (viii) so long as any Capital shall be outstanding, as soon as possible and in any event no later than the day of occurrence thereof, notice that the Originator has stopped selling or contributing to the Seller, pursuant to the Originator Purchase Agreement, all newly arising Originator Receivables that constitute or are believed to constitute Eligible Receivables;

          (ix) at the time of the delivery of the financial statements provided for in clauses (i) and (ii) of this paragraph, a certificate of the chief financial officer or the treasurer of the Seller to the effect that, to the best of such officer's knowledge, no Event of Termination has occurred and is continuing or, if any Event of Termination has occurred and is continuing, specifying the nature and extent thereof;

          (x) promptly after receipt thereof, copies of all notices received by the Seller from the Originator under the Originator Purchase Agreement, or under any Control Agreement or
Lock-Box Agreement; and

          (xi)    such other information respecting the
Receivables or the condition or operations, financial or otherwise, of the Seller as the Agent may from time to time reasonably request.

     (l)     Corporate Separateness.   (i) The Seller shall at
all times maintain at least one independent director who (x) is not currently and has not been during the five years preceding the date of this Agreement an officer, director or employee of an Affiliate of the Seller or any Other Company, (y) is not a current or former officer or employee of the Seller and (z) is not a stockholder of any Other Company or any of their respective Affiliates.
          (ii) The Seller shall not direct or participate in the management of any of the Other Companies' operations.

          (iii) The Seller shall conduct its business from an office separate from that of the Other Companies (but which may be located in the same facility as one or more of the Other Companies). The Seller shall have stationery and other business forms and a mailing address and a telephone number separate from that of the Other Companies.

          (iv) The Seller shall at all times be adequately capitalized in light of its contemplated business.

          (v) The Seller shall at all times provide for its own operating expenses and liabilities from its own funds.

          (vi) The Seller shall maintain its assets and transactions separately from those of the Other Companies and reflect such assets and transactions in financial statements separate and distinct from those of the Other Companies and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of the Other Companies. The Seller shall hold itself out to the public under the Seller's own name as a legal entity separate and distinct from the Other Companies. The Seller shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the Other Companies.

          (vii)    The Seller shall not maintain any joint
account with any Other Company or become liable as a guarantor or otherwise with respect to any Debt or contractual obligation of any Other Company.

          (viii) The Seller shall not make any payment or distribution of assets with respect to any obligation of any Other Company or grant an Adverse Claim on any of its assets to secure any obligation of any Other Company.

          (ix) The Seller shall not make loans, advances or otherwise extend credit to any of the Other Companies other than as contemplated under the Originator Purchase Agreement.

          (x) The Seller shall hold regular duly noticed meetings of its Board of Directors and make and retain minutes of such meetings.

          (xi) The Seller shall have bills of sale (or similar instruments of assignment) and, if appropriate, UCC-1 financing statements, with respect to all assets purchased from any of the Other Companies.

          (xii) The Seller shall not engage in any transaction with any of the Other Companies, except as permitted by this Agreement and as contemplated by the Originator Purchase
Agreement.

          (xiii) The Seller shall comply with (and cause to be true and correct) each of the facts and assumptions contained in Sections 2 through 4 on pages 5-8 of the opinion of Cravath, Swaine & Moore delivered pursuant to Section 3.01(g) and designated as Annex C to this Agreement.

     (m) Originator Purchase Agreement. The Seller will not amend, waive or modify any provision of the Originator Purchase Agreement (provided that the Seller may extend the "Facility Termination Date" thereunder) or waive the occurrence of any "Event of Termination" under the Originator Purchase Agreement, without in each case the prior written consent of the Agent. The Seller will perform all of its obligations under the Originator Purchase Agreement in all material respects and will enforce the Originator Purchase Agreement in accordance with its terms in all material respects.

     (n) Nature of Business. The Seller will not engage in any business other than the purchase of Receivables, Related Security and Collections from the Originator and the transactions contemplated by this Agreement. The Seller will not create or form any Subsidiary.

     (o) Mergers, Etc. The Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than as contemplated by this Agreement and the Originator Purchase Agreement.

     (p) Distributions, Etc. The Seller will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Seller, or return any capital to its shareholders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any shares of any class of capital stock of the Seller or any warrants, rights or options to acquire any such shares, now or hereafter outstanding; provided, however, that the Seller may declare and pay cash dividends on its capital stock to its shareholders so long as (i) no Event of Termination shall then exist or would occur as a result thereof, (ii) such dividends are in compliance with all applicable law including the General Corporation Law of the State of Delaware, and (iii) such dividends have been approved by all necessary and appropriate corporate action of the Seller.

     (q) Debt. The Seller will not incur any Debt, other than any Debt incurred pursuant to this Agreement and the Deferred Purchase Price.

     (r) Certificate of Incorporation. The Seller will not amend or delete Articles III, IV or XI of its certificate of incorporation.

     (s)     Tangible Net Worth.  The Seller will maintain
Tangible Net Worth at all times equal to at least 3% of the Outstanding Balance of the Receivables at such time.

     SECTION 5.02. Covenant of the Seller and the Originator . Until the Final Termination Date, each of the Seller and the Originator will, at their respective expense, from time to time during regular business hours and following reasonable notice to the Seller and Originator permit the Agent or its agents or representatives (including independent public accountants, which may be the Seller's or the Originator's independent public accountants), (i) to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of the Seller or the Originator, as the case may be, relating to Receivables generation and collection,
(ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller or the Originator, as the case may be, relating to Pool Receivables and the Related Security, including, without limitation, the Contracts, and (iii) to visit the offices and properties of the Seller or the Originator, as the case may be, for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Pool Receivables and the Related Security or the Seller's or the Originator's performance under the Transaction Documents or under the Contracts with any of the officers or employees of the Seller or the Originator, as the case may be, having knowledge of such matters; provided, however, prior to the occurrence and continuance of any Event of Termination or Incipient Event of Termination, audits, examinations and visits described in (i),
(ii) and (iii) above (together with the audit rights set forth in Section 6.06(a) hereof and Section 5.01(g) of the Originator Purchase Agreement) shall occur no more frequently than annually. In addition, upon the Agent's request at least once per year, the Seller will, at its expense, appoint independent public accountants (which, so long as no Event of Termination is continuing, shall be the Seller's regular independent public accountants), or utilize the Agent's representatives or auditors, to prepare and deliver to the Agent a written report with respect to the Receivables and the Credit and Collection Policy (including, in each case, the systems, procedures and records relating thereto) on a scope and in a form reasonably requested by the Agent.

     SECTION 5.03. Post Closing Opinion. On or before June 25, 1999, the Seller shall arrange for its counsel, Cravath, Swaine & Moore, to deliver to the Agent a favorable opinion in form and substance reasonably satisfactory to the Agent addressing issues related to the representation contained in Section 4.01(m)(i) and consistent with the discussions held between counsel to the Agent and counsel to the Seller.


ARTICLE VI

ADMINISTRATION AND COLLECTION
OF POOL RECEIVABLES

     SECTION 6.01. Designation of Collection Agent. The servicing, administration and collection of the Pool Receivables shall be conducted by the Collection Agent so designated hereunder from time to time. The Originator is hereby designated as, and hereby agrees to perform the duties and obligations of the Collection Agent pursuant to the terms hereof. Upon the occurrence of a Collection Agent Default, the Agent may designate as Collection Agent any Person (including itself) to succeed the Originator or any successor Collection Agent, if such Person shall consent and agree to the terms hereof. The Collection Agent may, with the prior consent of the Agent (such consent not to be unreasonably withheld), subcontract with any other Person for the servicing, administration or collection of the Pool Receivables. Any such subcontract shall not affect the Collection Agent's liability for performance of its duties and obligations pursuant to the terms hereof.

     SECTION 6.02. Duties of Collection Agent . The Collection Agent shall take or cause to be taken all such actions as may be reasonably necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Seller and the Agent hereby appoint the Collection Agent, from time to time designated pursuant to Section 6.01, as agent for themselves and for the Investors and the Banks to enforce their respective rights and interests in the Pool Receivables, the Related Security and the related Contracts. In performing its duties as Collection Agent, the Collection Agent shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Receivables and shall act in a manner consistent with the Credit and Collection Policy and in the best interests of the Seller, the Investors and the Banks.

     (b)     The Collection Agent shall administer the
Collections in accordance with the procedures described in
Section 2.04.

     (c) If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, the Originator, while it is the Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Receivable as the Originator deems appropriate, or otherwise amend or adjust the payment terms under the related Contract in a manner consistent with the Credit and Collection Policy, to maximize Collections thereof, provided that the classification of any such Receivable as a Delinquent Receivable or Defaulted Receivable shall not be affected by any such extension.

     (d) The Collection Agent shall hold in trust for the Seller and each Investor and Bank, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Pool Receivables. The Collection Agent shall cause the Originator to mark, legend or otherwise designate its master data processing records indicating that an interest in the Pool Receivables has been transferred hereunder.

     (e) The Collection Agent shall, as soon as practicable following receipt, turn over to the Seller any cash collections or other cash proceeds received with respect to Receivables not constituting Pool Receivables.

     (f) The Collection Agent shall, from time to time at the request of the Agent, furnish to the Agent (promptly after any such request) a calculation of the amounts set aside for the Investors and the Banks pursuant to Section 2.04.

     (g) Prior to the 10th Business Day of each month, the Collection Agent shall prepare and forward to the Agent a Seller
Report relating to the Receivable Interests outstanding on the last day of the immediately preceding month.

     In connection with the preparation by the Collection Agent of the "Dilution", "Collections" and "Sales" figures contained in Seller Report, the Agent acknowledges the Collection Agent does not have the systems capability to exclude Foreign Receivables from such figures and the current Seller Report includes Foreign Receivables. So long as Foreign Receivables do not exceed 20% of the total aggregate Receivables appearing in any Seller Report, the inclusion of Foreign Receivables in the "Dilution", "Collections" and "Sales" figures of any Seller Report shall comply with the Collection Agent's reporting requirements and shall not constitute a default or violation of the Collection Agent's representations and warranties or covenants or in the performance of its duties. The Collection Agent hereby covenants and agrees to utilize its best efforts to eliminate the inclusion of Foreign Receivables in the "Dilution", "Collections" and "Sales" figures of each Seller Report as soon as practicable and in no event later than December 31, 1999 (unless the Collection Agent and the Agent agree to another mutually acceptable reporting modification).

     SECTION 6.03.   Certain Rights of the Agent.   The Seller
hereby transfers to the Agent the exclusive ownership and control of the Lock-Box Accounts to which the Obligors of Pool
Receivables shall make payments.

     (b) At any time following the designation of a Collection Agent other than the Originator pursuant to Section
6.01 or following and during the continuance of an Event of Termination or an Incipient Event of Termination:

          (i)     The Agent may direct the Obligors of Pool
Receivables that all payments thereunder be made directly to the Agent or its designee.

          (ii) The Agent may deliver a Lock-Box Agreement to the Lock-Box Banks with open Lock-Box Accounts as at such date.

          (iii) At the Agent's request and at the Seller's expense, the Seller shall notify (i) each Obligor of Pool Receivables of the ownership of Receivable Interests under this Agreement and direct that payments be made directly to such account (including a Designated Account) as instructed by Agent or its designee, and (ii) all other obligors to redirect funds and make payment with respect to amounts owing to the Originator to accounts of the Originator other than a Designated Account.

          (iv) At the Agent's request and at the Seller's expense, the Seller and the Collection Agent shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Pool Receivables and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Pool Receivables, and shall make the same available to the Agent at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Agent or its designee.

          (v) The Seller authorizes the Agent to take any and all steps in the Seller's name and on behalf of the Seller that are necessary or desirable, in the determination of the Agent, to collect amounts due under the Pool Receivables, including, without limitation, endorsing the Seller's name on checks and other instruments representing Collections of Pool Receivables and enforcing the Pool Receivables and the Related Security and related Contracts.

     SECTION 6.04.   Rights and Remedies.    If the Collection
Agent fails to perform any of its obligations under this Agreement, the Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Agent's costs and expenses incurred in connection therewith shall be payable by the Collection Agent.
     (b) The Seller and the Originator shall perform their respective obligations under the Contracts related to the Pool Receivables to the same extent as if Receivable Interests had not been sold and the exercise by the Agent on behalf of the Investors and the Banks of their rights under this Agreement shall not release the Collection Agent or the Seller from any of their duties or obligations with respect to any Pool Receivables or related Contracts. Neither the Agent, the Investors nor the Banks shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Seller thereunder.

     (c) In the event of any conflict between the provisions of Article VI of this Agreement and Article VI of the Originator
Purchase Agreement, the provisions of this Agreement shall control.

     SECTION 6.05. Further Actions Evidencing Purchases . The Originator agrees from time to time, at its expense, to promptly execute and deliver all further instruments and documents, and to take all further actions, that may be reasonably necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Receivable Interests purchased hereunder, or to enable the Investors, the Banks or the Agent to exercise and enforce their respective rights and remedies hereunder. Without limiting the foregoing, the Originator will upon the request of the Agent (i) execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be reasonably necessary or desirable, or that the Agent may reasonably request, to perfect, protect or evidence such Receivable Interests; and (ii) mark, legend or otherwise designate its master data processing records and, following the occurrence and during the continuance of an Event of Termination or Incipient Event of Termination Event, the Contracts, in each case, indicating that such Pool Receivables have been transferred hereunder.

     SECTION 6.06.   Covenants of the Collection Agent and the
Originator .   Audits.  The Collection Agent will, from time to
time during regular business hours as requested by the Agent, and following reasonable notice to the Collection Agent, permit the Agent, or its agents or representatives (including independent public accountants, which may be the Collection Agent's independent public accountants), (i) to conduct periodic audits of the Receivables, the Related Security and the related books and records and collections systems of the Collection Agent relating to Receivables generation and collection, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Collection Agent relating to Pool Receivables and the Related Security, including, without limitation, the Contracts, and (iii) to visit the offices and properties of the Collection Agent for the purpose of examining such materials described in clause
(ii) above, and to discuss matters relating to Pool Receivables and the Related Security or the Collection Agent's performance hereunder with any of the officers or employees of the Collection Agent having knowledge of such matters; provided however, prior to the occurrence of and continuance of a Collection Agent Default or Incipient Event of Termination, audits described in
(i), (ii) and (iii) above (together with the audit rights set forth in Section 5.02 hereof and Section 5.01(g) of the Originator Purchase Agreement) shall occur no more frequently than annually.

     (b)     Change in Credit and Collection Policy.  The
Originator will not make any change in the Credit and Collection
Policy that would impair the collectibility of any Pool
Receivable or the ability of the Originator (if it is acting as Collection Agent) to perform its obligations under this Agreement.

     SECTION 6.07. Indemnities by the Collection Agent . Without limiting any other rights that the Agent, any Investor, any Bank or any of their respective Affiliates (each, a "Special Indemnified Party") may have hereunder or under applicable law, and in consideration of its appointment as Collection Agent, the Collection Agent hereby agrees to indemnify each Special Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys' fees) (all of the foregoing being collectively referred to as "Special Indemnified Amounts") arising out of or resulting from any of the following (excluding, however, (a) Special Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Special Indemnified Party, (b) recourse for uncollectible Receivables or (c) any income taxes or any other tax or fee measured by income incurred by such Special Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract):

          (i) any representation or warranty or statement made or deemed made by the Collection Agent under or in connection with this Agreement which shall have been incorrect in any material respect when made;

          (ii) the failure by the Collection Agent to comply with any applicable law, rule or regulation with respect to any Pool Receivable or Contract; or the failure of any Pool
Receivable or Contract to conform to any such applicable law, rule or regulation;

          (iii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool, the Contracts and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

          (iv) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions of this Agreement;

          (v)     the commingling of Collections of Pool
Receivables at any time by the Collection Agent with other funds;

          (vi) any action or omission by the Collection Agent reducing or impairing the rights of the Investors or the Banks with respect to any Pool Receivable or the value of any Pool
Receivable;

          (vii) any restriction applicable to the Agent, the Investors or the Banks in their ability to exercise their rights under this Agreement due to a confidentiality provision in a Contract that purports to restrict the ability of the Investors or the Banks to exercise their rights under this Agreement, including, without limitation, their right to review the Contract;

          (viii) any Collection Agent Fees or other costs and expenses payable to any replacement Collection Agent, to the extent in excess of the Collection Agent Fees payable to the Collection Agent hereunder; or

          (ix) any claim brought by any Person other than a Special Indemnified Party arising from any activity by the Collection Agent or its Affiliates in servicing, administering or collecting any Receivable; or

          (x) the failure of the Collection Agent's computer applications to resolve the Year 2000 Problem.


ARTICLE VII

EVENTS OF TERMINATION

     SECTION 7.01.   Events of Termination .  If any of the
following events ("Events of Termination") shall occur and be continuing:

     (a)     The occurrence of any Collection Agent Default; or

     (b) The Seller or the Originator shall fail following a Collection Agent Default, to transfer to the Agent when requested, any rights pursuant to this Agreement or the OPA
Assignment, which the Seller or the Originator then has as Collection Agent, or (ii) to make any payment required under
Section 2.04; or

     (c) Any representation or warranty made or deemed made by the Seller or the Collection Agent under this Agreement or any other Transaction Document or any written information or report (including, without limitation, any E-Mail Seller Report) delivered by the Seller or the Collection Agent pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, and such condition, to the extent it is capable of being remedied, shall remain unremedied for 10 days; or

     (d) The Seller or the Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Seller by the Agent; or

     (e) The Seller or the Originator shall fail to pay any payment of principal, face amount, interest, premium, fees or any similar obligation in respect of any Debt in an aggregate amount exceeding $25,000,000 when due or within any applicable grace period (provided, that if Section 6.01(e) of the Originator's existing $500,000,000 credit agreement, dated as of March 31, 1997, is amended to provide that no "Event of Default" under such credit agreement will result until such Debt is declared to be or otherwise becomes due and payable in such aggregate amount, then this clause (e) shall not constitute an Event of Termination hereunder unless such Debt is declared to be or otherwise becomes due and payable in such aggregate amount); or

     (f) Any purchase or any reinvestment pursuant to this Agreement shall for any reason (other than pursuant to the terms hereof) cease to create, or any Receivable Interest shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership or security interest (as understood under the UCC) to the extent of the pertinent Receivable Interest in each applicable Pool Receivable and the Related Security and Collections with respect thereto; or the interest created under the OPA Assignment shall for any reason cease to be a valid and ownership interest thereunder; or

     (g) The Seller or the Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller or the Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller or the Originator shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or

     (h) As of the last day of any calendar month, the three month rolling average of (w) the Dilution Ratio shall exceed 5.3%, (x) the Default Ratio shall exceed 6%, (y) the Delinquency Ratio shall exceed 5.2%, or (z) the Loss-to-Liquidation Ratio shall exceed 1%; or

     (i)     The Net Receivables Pool Balance shall on any
Business Day be less than 100% of the sum of the aggregate outstanding Capital of all Receivable Interests or the sum of the Receivable Interests shall on any 5 consecutive Business Day be greater than 95%; or

     (j) There shall have occurred any event or events that results in a Material Adverse Effect; or

     (k) An "Event of Termination", "Incipient Event of Termination" or "Facility Termination Date" shall occur and be continuing under the Originator Purchase Agreement, or any material provision in the Originator Purchase Agreement shall cease to be in full force and effect; or

     (l) All of the outstanding capital stock of the Seller shall cease to be owned, directly or indirectly, by the Originator; or

     (m) Any of the Originator's long term public senior unsecured debt securities (having a rating not dependant on any guaranty) are no longer rated at least BBB- by S&P and at least Baa3 by Moody's, or the Originator has not maintained both such ratings;

then, and in any such event, any or all of the following actions may be taken by notice to the Seller: (x) the Investor or the Agent may declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred), (y) the Agent may declare the Commitment Termination Date to have occurred (in which case the Commitment Termination Date shall be deemed to have occurred), and (z) if such Event of Termination coincides with or also constitutes a Collection Agent Default, and without limiting any right under this Agreement to replace the Collection Agent, the Agent may designate another Person to succeed the Originator as the Collection Agent; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 7.01, the Facility Termination Date and the Commitment Termination Date shall occur, the Originator (if it is then serving as the Collection Agent) shall cease to be the Collection Agent, and the Agent or its designee shall become the Collection Agent. Upon any such declaration or designation or upon such automatic termination, the Investors, the Banks and the Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.


ARTICLE VIII

THE AGENT

     SECTION 8.01. Authorization and Action . Each Investor and each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

     SECTION 8.02. Agent's Reliance, Etc . Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement (including, without limitation, the Agent's servicing, administering or collecting Pool Receivables as Collection Agent), except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may consult with legal counsel (including counsel for the Seller and the Collection Agent), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Investor or Bank (whether written or oral) and shall not be responsible to any Investor or Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Seller or the Collection Agent or to inspect the property (including the books and records) of the Seller or the Collection Agent; (d) shall not be responsible to any Investor or Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 8.03. CNAI and Affiliates . The obligation of Citibank to purchase Receivable Interests under this Agreement may be satisfied by CNAI or any of its Affiliates. With respect to any Receivable Interest or interest therein owned by it, CNAI shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Agent. CNAI and any of its Affiliates may generally engage in any kind of business with the Seller, the Collection Agent or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, the Collection Agent or any Obligor or any of their respective Affiliates, all as if CNAI were not the Agent and without any duty to account therefor to the Investors or the Banks.

     SECTION 8.04. Bank's Purchase Decision . Each Bank acknowledges that it has, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any of its Affiliates or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.


ARTICLE IX

INDEMNIFICATION

     SECTION 9.01. Indemnities by the Seller . Without limiting any other rights that the Agent, the Investors, the Banks or any of their respective Affiliates (each, an "Indemnified Party") may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses and liabilities (including reasonable attorneys' fees) (all of the foregoing being collectively referred to as "Indemnified Amounts") arising out of or resulting from this Agreement or the other Transaction Documents or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables or (c) any income taxes incurred by such Indemnified Party arising out of or as a result of this Agreement or the ownership of Receivable Interests or in respect of any Receivable or any Contract. Without limiting or being limited by the foregoing, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

     (i) the creation of an undivided percentage ownership interest in any Receivable which purports to be part of the Net
Receivables Pool Balance but which is not at the date of the creation of such interest an Eligible Receivable;

     (ii) reliance on any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement and the other Transaction Documents which shall have been incorrect in any material respect when made;

     (iii) the failure by the Seller or the Originator to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation;

     (iv) the failure to vest in the Investors or the Banks, as the case may be, (a) a perfected undivided percentage ownership interest, to the extent of each Receivable Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, or
(b) a perfected security interest as provided in Section 2.10, in each case free and clear of any Adverse Claim;

     (v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any purchase or reinvestment or at any subsequent time;

     (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller or any of its Affiliates acting as Collection Agent);

     (vii) any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under the Contracts;

     (viii) any products liability or other claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;
     (ix) the commingling of Collections of Pool Receivables at any time with other funds;

     (x) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases or reinvestments or the ownership of Receivable Interests or in respect of any Receivable or Related Security or Contract;

     (xi) any failure of the Seller to comply with its covenants contained in Section 5.01;

     (xii) any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Receivable; or

     (xiii) the failure of the Seller's computer applications to resolve the Year 2000 Problem.


ARTICLE X

MISCELLANEOUS

     SECTION 10.01. Amendments, Etc . No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller therefrom shall be effective unless in a writing signed by the Agent, as agent for the Investors and the Banks (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Collection Agent in addition to the Agent, affect the rights or duties of the Collection Agent under this Agreement. No failure on the part of the Investors, the Banks or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

     SECTION 10.02. Notices, Etc . All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

     (b) The Collection Agent may, with the consent of the Agent (which consent may be withdrawn at any time by notice from the Agent to the Collection Agent and the Seller) accept delivery of Seller Reports by electronic mail (each, an "E-Mail Seller Report"), subject to the following conditions:

          (i)     The Collection Agent shall have made
arrangements with VeriSign, Inc. (or another authenticating organization acceptable to the Agent) to enable the Collection
Agent to generate digital signatures,

          (ii)     The Collection Agent shall be solely
responsible for safeguarding keys, access codes or other means of generating its digital signature,

          (iii) Each E-Mail Seller Report shall be formatted in a manner designated by the Agent from time to time, shall be digitally signed, and shall be sent to an electronic mail address designated by the Agent, and

          (iv) The Agent shall be authorized to rely on any E-Mail Seller Report for the purposes of this Agreement to the same extent as if the contents thereof had been otherwise delivered to the Agent in accordance with Section 10.02(a).

     SECTION 10.03. Assignability . This Agreement and the Investors' rights and obligations herein (including ownership of each Receivable Interest) shall be assignable by the Investors, with the prior consent of the Seller, which consent shall not be unreasonably withheld. Each assignor of a Receivable Interest or any interest therein shall notify the Agent and the Seller of any such proposed assignment. Each assignor of a Receivable Interest or any interest therein may, in connection with a proposed assignment or participation, disclose to the assignee or participant any information relating to the Seller or the Originator, including the Receivables, furnished to such assignor by or on behalf of the Seller or by the Agent ; provided that, prior to any such disclosure, the assignee or participant agrees to preserve the confidentiality of any confidential information relating to the Seller or the Originator received by it from any of the foregoing entities.

     (b) Each Bank may assign to any Eligible Assignee or to any other Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Bank Commitment and any Receivable Interests or interests therein owned by it). The parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance. In addition, Citibank or any of its Affiliates may assign any of its rights (including, without limitation, rights to payment of Capital and Yield) under this Agreement to any Federal Reserve Bank without notice to or consent of the Seller or the Agent.

     (c) This Agreement and the rights and obligations of the Agent herein shall be assignable by the Agent and its successors and assigns (i) prior to the occurrence of any Event of Termination, with the prior consent of the Seller, which consent shall not be unreasonably withheld, and (ii) following the occurrence of any Event of Termination, without consent of any nature.

     (d) The Seller may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent.

     SECTION 10.04. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted under Section 9.01 hereof, the Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing and the other activities contemplated in Section 5.02) of this Agreement, any Asset Purchase Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, CNAI, Ciesco, Citibank and their respective Affiliates with respect thereto and with respect to advising the Agent, CNAI, Ciesco, Citibank and their respective Affiliates as to their rights and remedies under this Agreement, and all costs and expenses, if any (including reasonable counsel fees and expenses), of the Agent, CNAI, the Investors, the Banks and their respective Affiliates, in connection with the enforcement of this Agreement and the other documents and agreements to be delivered hereunder.

     (b) In addition, the Seller shall pay (i) any and all commissions of placement agents and dealers in respect of commercial paper notes issued to fund the purchase or maintenance of any Receivable Interest, (ii) any and all costs and expenses of any issuing and paying agent or other Person responsible for the administration of Ciesco's commercial paper program in connection with the preparation, completion, issuance, delivery or payment of commercial paper notes issued to fund the purchase or maintenance of any Receivable Interest, and (iii) any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. A certificate as to such amounts submitted to the Seller shall be conclusive and binding for all purposes, absent manifest error.

     (c) The Seller also shall pay on demand all other costs, expenses and taxes (excluding income taxes) incurred by Ciesco or any partner of Ciesco ("Other Costs"), including the cost of auditing Ciesco's books by certified public accountants, the cost of rating Ciesco's commercial paper by independent financial rating agencies, the taxes (excluding income taxes) resulting from Ciesco's operations, and the reasonable fees and out-of-pocket expenses of counsel for any partner of Ciesco with respect to advising as to rights and remedies under this Agreement, the enforcement of this Agreement or advising as to matters relating to Ciesco's operations; provided that the Seller and any other Persons who from time to time sell receivables or interests therein to Ciesco ("Other Sellers") each shall be liable for such Other Costs ratably in accordance with the usage under their respective facilities; and provided further that if such Other Costs are attributable to the Seller and not attributable to any Other Seller, the Seller shall be solely liable for such Other Costs.

     SECTION 10.05. No Proceedings . Each of the Seller, the Agent, the Collection Agent, each Investor, each Bank, each assignee of a Receivable Interest or any interest therein and each entity which enters into a commitment to purchase Receivable Interests or interests therein hereby agrees that it will not institute against Ciesco any proceeding of the type referred to in Section 7.01(g) so long as any commercial paper or other senior indebtedness issued by Ciesco shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper or other senior indebtedness shall have been outstanding.

     SECTION 10.06. Confidentiality . Unless otherwise required by applicable law or regulation, the Seller and the Collection Agent each agrees to maintain the confidentiality of this Agreement in communications with third parties and otherwise; provided that this Agreement may be disclosed to
(a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent, (b) the legal counsel and auditors of the Seller and the Collection Agent if they agree to hold it confidential, and (c) to rating agencies rating the Originator's equity and debt instruments.

     (b) Unless otherwise required by applicable law or regulation (including, without limitation, state and federal banking authorities), the Investors and the Banks each agrees to maintain the confidentiality of this Agreement in communications with third parties and otherwise; provided that this Agreement may be disclosed to (a) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent, (b) the legal counsel and auditors of the Seller and the Collection Agent if they agree to hold it confidential, and
(c) to rating agencies rating the commercial paper issued by the Investors.

     SECTION 10.07. GOVERNING LAW. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED THAT THE PROVISIONS RELATING TO THE PERFECTION AND PRIORITY OF RECEIVABLE INTERESTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CONNECTICUT AND THE UNIFORM COMMERCIAL CODE IN EFFECT IN THE STATE OF CONNECTICUT.

     SECTION 10.08. Execution in Counterparts . This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     SECTION 10.09. Survival of Termination . This Agreement shall become effective on the Closing Date and shall terminate on the Final Termination Date. The provisions of Sections 2.08, 2.09, 6.07, 9.01, 10.04, 10.05 and 10.06 shall survive the Final
Termination Date.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

          INVESTOR:           CIESCO L.P.

                         By:  Citicorp North America,
                              Inc., as Attorney-in-Fact


                              By
                                   Vice President
                                   450 Mamaroneck Avenue
                                   Harrison, N.Y.  10528
                                   Attention: U.S. Securitization
                                   Facsimile No. 914-899-7890

     AGENT:               CITICORP NORTH AMERICA, INC.,
                              as Agent


                         By
                              Vice President

                              450 Mamaroneck Avenue
                              Harrison, N.Y.  10528
                              Attention:  U.S. Securitization
                              Facsimile No. 914-899-7890

     BANK:               CITIBANK, N.A.


                         By:
                               Attorney-in-Fact
                               Percentage Interest:  100%

                                   450 Mamaroneck Avenue
                                   Harrison, N.Y.  10528
                                   Facsimile No. 914-899-7890


     SELLER                WITCO FUNDING CORPORATION


                         By:
                              Title:

                         One American Lane
                         Greenwich, Connecticut 06831-2559
                         Attention: ______________
                         Telephone: _____________
                         Fax: _________________


     ORIGINATOR AND WITCO CORPORATION
     COLLECTION AGENT:

                         By:
                              Title:

                         One American Lane
                         Greenwich, Connecticut 06831-2559
                         Attention: ______________
                         Telephone: _____________
                         Fax: _________________